Exhibit 77(q)(1)

                               Item 77Q-1 Exhibits

(e)(1) Amended Schedule A with respect to the Investment Management Agreement between ING Investments, LLC and ING Funds Trust dated January 20, 2006 with regards to ING GNMA Income Fund - filed herein.

(e)(2) Amended Schedule A with respect to the Amended and Restated Investment Management Agreement between ING Investments, LLC and ING Funds Trust dated January 20, 2006 with regards to ING Classic Money Market Fund, ING High Yield Bond Fund, ING Institutional Prime Money Market Fund, ING Intermediate Bond Fund and ING National Tax-Exempt Bond Fund - filed herein.

(e)(3) Amended Schedule A with respect to the Sub-Advisory Agreement between ING Investments, LLC and ING Investment Management Co. dated January 20, 2006 with regards to ING Classic Money Market Fund, ING GNMA Income Fund, ING High Yield Bond Fund, ING Intermediate Bond Fund, ING Institutional Prime Money Market Trust and ING National Tax-Exempt Bond Fund - filed herein.